                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)               February 15, 1999


                             ERLY Industries Inc.
              (Exact Name of Registrant as Specified in Charter)


       California                   001-07894                    95-231-2900
(State or Other Jurisdiction       (Commission                  (IRS Employer
     of Incorporation)             File Number)               Identification No)

8641 United Plaza Boulevard
  Baton Rouge, Louisiana                                             70809
(Address of Principal Executive                                    (Zip Code)
          Offices)


Registrant's telephone number, including area code              (225) 922-4664


                        10900 Wilshire Boulevard, #1800
                         Los Angeles, California 90024
         (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

Sale of Chemonics
-----------------

     On February 15, 1999, Watch-Edge International, Inc., formerly known as Chemonics Industries, Inc. ("Watch-Edge"), and Chemonics International, Inc. ("Chemonics"), a wholly owned subsidiary of Watch-Edge, entered into an Agreement of Purchase and Sale of Assets with FIA Investment Company L.L.C. pursuant to which Watch-Edge and Chemonics agreed to sell all of the assets of Chemonics for an aggregate purchase price that is expected to be $30.4 million, consisting of $8.25 million in cash and the assumption by the buyer of liabilities of Watch-Edge and Chemonics. The transaction remains subject to the satisfaction of certain conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976. The transaction is expected to close on or about March 31, 1999.

Item 3.  Bankruptcy or Receivership.

Action by ERLY Creditors Committee
----------------------------------

     On March 1, 1999, the Official Committee of Unsecured Creditors of ERLY Industries, Inc. filed a motion in the Chapter 11 bankruptcy case of the Company pending in the United States Bankruptcy Court for the Southern District of Texas (Corpus Christi Division Case No. 98-21515-C-11), seeking to convert the bankruptcy case from a Chapter 11 (reorganization) case to a Chapter 7 (liquidation) case on the basis that following the Chemonics transaction, the Company no longer owns any operating assets to reorganize. The Company is considering its response at this time and will be holding a meeting of the Board of Directors on March 11, 1999 to review its options.

Item 5.  Other Events.

Settlement of Tenzer Litigation
-------------------------------

     On February 17, 1999, ERLY Industries Inc. (the "Company") and Watch-Edge entered into a Joint Compromise and Settlement Agreement (the "Settlement Agreement") with Kingwood Lakes South, L.P., Anthony M. Frank, Tenzer Company, Inc. and Michael L. Tenzer (collectively, the "Tenzer Group") to settle certain disputes arising in connection with a prior settlement agreement entered into between the Tenzer Group, the Company, Watch-Edge and others as of August 20, 1998 (the "August Settlement"). Pursuant to the August Settlement, Watch-Edge issued a note to certain members of the Tenzer Group in the principal amount of $3,800,000, which was payable by its terms on the earlier of February 13, 1999 and the occurrence of a sale of the assets or stock of Chemonics. The Company and Watch-Edge took the position that they had the right to set aside the obligations incurred in the August Settlement in the Company's current Chapter 11 case.

     Pursuant to the Settlement Agreement, (i) the Company and Watch-Edge released any and all claims against the Tenzer Group and others relating to the August Settlement, (ii)

Watch-Edge agreed to pay to certain members of the Tenzer Group the sum of $2,500,000 on the earlier of February 26, 1999 and the occurrence of a sale of the stock or assets of Chemonics and (iii) the Company agreed that the claim of the Tenzer Group presently filed in the Company's Chapter 11 case would be reduced and allowed in full as a general unsecured claim in the amount of $5,000,000 (the "Tenzer claim"). Pursuant to the Settlement Agreement, the Tenzer Group released any remaining claims against the Company and Watch-Edge and each of the current directors of the Company and Watch-Edge.

     Watch-Edge made the $2,500,000 payment to the Tenzer Group on February 26, 1999. Pursuant to the Settlement Agreement, the Company has the right, but is not obligated, to redeem the remaining $5 million Tenzer claim in full by paying to the Tenzer Group in good and valid funds an amount equal to $650,000 on or before June 26, 1999. If such a redemption does not occur, the Company will have the right, but will not be obligated, to redeem the Tenzer claim in whole or in part according to the following schedule by paying such amounts on or before October 26, 1999.

         Face amount of Tenzer Claim
            Subject to Redemption                             Payment to Tenzer due
         ---------------------------                          ---------------------
                 $1.0 million                                       $  150,000
                 $2.0 million                                       $  300,000
                 $3.0 million                                       $  500,000
                 $4.0 million                                       $  750,000
                 $5.0 million                                       $1,050,000

Item 7.  Financial Statements and Exhibits.

The following exhibits are filed with this report:

Exhibit    Description
-------    -----------

2.1 Agreement of Purchase and Sale of Assets, by and among Chemonics International, Inc., Watch-Edge International, Inc., FIA Investment Company L.L.C., and Mike Boudloche, dated February 15, 1999.

99.1 Joint Compromise and Settlement Agreement, by and between ERLY Industries Inc., Watch-Edge International, Inc., Kingwood Lakes South, L.P., Anthony M. Frank, Tenzer Company, Inc., and Michael L. Tenzer, dated February 17, 1999.

99.2 Expedited Motion of the Official Committee of Unsecured Creditors for Conversion of the Case to one under Chapter 7 and Points and Authorities in Support Thereof, dated March 1, 1999.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         ERLY INDUSTRIES, INC.
                                         ---------------------
                                         (Registrant)

Date:  March 10, 1999               By:  /s/ NANETTE N. KELLEY
                                         ---------------------
                                         Nanette N. Kelley
                                         Chairman, President and
                                         Chief Executive Officer

                                       5